EXHIBIT 10.1
WAIVER AGREEMENT
This WAIVER AGREEMENT (this “Waiver Agreement”) is effective as of April 14, 2020 (the “Effective Date”), by and between GoPro, Inc., a Delaware corporation (the “Company”) and Nicholas Woodman, Chief Executive Officer of the Company (“you”) with respect to the following facts:
WHEREAS, your Employment Agreement (the “Agreement”) provides certain benefits if you resign for Good Reason or for CIC Good Reason, each as defined in your Agreement, upon the occurrence of the certain events or conditions, without your express consent, generally including: (i) a material reduction by the Company in your Base Salary, and (ii) any action or inaction that constitutes a material breach by the Company of this letter or agreement or any other agreement between the Company and you, or any material breach by the Company of a policy relating to the benefits to which you are entitled, and (iii) following a Change in Control (as defined in the Agreement), in addition to clauses (i) and (ii), a material reduction in your benefits;
WHEREAS at your request, due to the impact of the COVID-19 pandemic on the Company’s business, your Base Salary set forth in the Agreement shall be waived for the remainder of the year ending December 31, 2020, with such waiver to take effect as of April 14, 2020, and may therefore alter the terms of your participation in certain benefit plans (collectively, the “Salary Waiver”);
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you hereby agree as follows:

1.	There are no circumstances that presently give rise to Good Reason or CIC Good Reason.

2.
For purposes of your Agreement, and for all other purposes (including as to any of your equity awards), the Salary Waiver shall not constitute Good Reason or CIC Good Reason, and any application of Good Reason or CIC Good Reason shall not consider the waiver of your Base Salary (or the associated consequences, including changes in your participation in benefit plans) by this Waiver Agreement for the remainder of the year ending December 31, 2020, beginning on the Effective Date.

3.
You agree and acknowledge that the Salary Waiver is expected to have adverse effects on your participation in certain benefit plans. You agree and acknowledge that these changes will not constitute Good Reason or CIC Good Reason for the remainder of the year ending December 31, 2020, beginning on the Effective Date.

4.	Your Base Salary shall not be increased, except with the prior written consent of the Company.

5.
You have no entitlement or expectation (x) that the Salary Waiver will be reversed, (y) that your Base Salary will increased, or (z) that you will receive any true-up, gross-up, or other similar payment to compensate you, wholly or partially, or directly or indirectly, for the Salary Waiver and/or the waivers contemplated hereby.

6.
As of immediately following the effectiveness of this Waiver Agreement and at all times thereafter, any application of Good Reason or CIC Good Reason shall be in reference to your Base Salary, without giving effect to this Waiver Agreement, notwithstanding anything to the contrary in the Agreement or otherwise in this Waiver Agreement.

7.
You agree and acknowledge that if you are subject to a termination for which severance entitlements are paid, such severance entitlements will be calculated in reference to your Base Salary, without giving effect to this Waiver Agreement.

8.
You have been given the opportunity to consult with a tax and financial advisor with respect to this Waiver Agreement and confirm that you accept this Waiver Agreement voluntarily and without conditions.

9.
This Waiver Agreement shall be subject to California law, without reference to conflict of laws provisions. If one or more provisions of this Waiver Agreement are unenforceable, you agree that the other provisions shall be enforced to the maximum extent of applicable law, and the offending provisions shall be renegotiated in good faith by you.

Please acknowledge receipt of this Waiver Agreement by signing and returning it to the Company.

GoPro, Inc.,
a Delaware corporation

By:	/s/ Laura Robblee
Name:	Laura Robblee
Title:	Chief People Officer

AGREED AND ACCEPTED:
By:	/s/ Nicholas Woodman
Name:	Nicholas Woodman
Date:	April 14, 2020

[Signature Page to Good Reason Waiver]